                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE


                  EMPIRE OF CAROLINA REPORTS AMENDMENT OF QUARTERLY
                                      STATEMENTS

     DELRAY BEACH, FL, MARCH 17, 1998 -- EMPIRE OF CAROLINA (AMEX:EMP) a designer, manufacturer and marketer of children's toys today reported that it has amended its 1997 Form 10-Q filings for the quarters ended June 30 and September 30, 1997.

     The amendments reflect the conversion discount feature of Empire's Series A convertible preferred stock and warrants issued in June. The amendments reflect the provisions of Emerging Issues Task Force (EITF) Topic No. D-60, "Accounting for Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," issued in May 1997.

     The value of the conversion feature, approximately $19,270,000, is accounted for as a one-time dividend to the Series A preferred shareholders. Consequently, Empire's accumulated deficit and additional paid-in capital have been increased by $19,270,000. Loss per common share for the three and six months ended June 30, 1997 have been restated to $(2.69) and $(3.14), respectively, as compared to $(0.10) and $(0.54) as previously reported. Loss per common share for the nine months ended September 30, 1997 has been rested to $(3.56) as compared to $(0.99) as previously reported. The amendments did not change the Company's revenue, net loss or cash flows for any periods presented.

     Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. The Company's full line includes the Big Wheel-Registered Trademark- line of ride-on toys, Grand Champions-Registered Trademark- collectible horses, and Buddy L-Registered Trademark- cars and trucks. Its Holiday products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products.

CONTACT:  Lawrence Geller, (561) 498-4000, or LGELLER@EMPIRETOYS. COM


                                         -5-